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As filed with the Securities and Exchange Commission on November 5, 2019.

Registration No. 333-234217

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELA Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	45-5320061 (I.R.S. Employer Identification Number)

1 Great Valley Parkway, Suite 24
Malvern, Pennsylvania 19355
(484) 320-2930
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Antony Koblish
President and Chief Executive Officer
TELA Bio, Inc.
1 Great Valley Parkway, Suite 24, Malvern, Pennsylvania 19355
(484) 320-2930
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachael M. Bushey Jennifer Porter Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103 (215) 981-4331	Marc D. Jaffe Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

TELA Bio, Inc. is filing this Amendment No. 2 (the "Amendment") to its Registration Statement on Form S-1 (File No. 333-234217) as an exhibits only filing to file Exhibits 3.3 and 3.5. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The Nasdaq Global Market listing fee.

Item	Amount
SEC registration fee	$9,553.28
FINRA filing fee	11,540.00
Nasdaq Global Market listing fee	15,000.00
Printing expenses	175,000.00
Legal fees and expenses	1,200,000.00
Accounting fees and expenses	850,000.00
Transfer agent fees and expenses	20,000.00
Miscellaneous expenses	218,906.72

Total	$2,500,000.00

Item 14.    Indemnification of Directors and Officers.

The registrant is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

The registrant's second amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, or the Securities Act, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold by us since January 1, 2016. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

1.
Issuance of Capital Stock, Convertible Notes and Warrants.

A.
On January 18, 2017, we issued a total of $7.4 million in aggregate principal amount of convertible promissory notes to holders of our preferred stock in connection with loans from the investors to the Company. The convertible promissory notes accrued interest at a rate of 12% per year and matured on October 20, 2017. On October 20, 2017, the convertible promissory notes and accrued interest thereon (in the aggregate amount of $8.1 million) converted into 6,951,175 shares of our Series B Preferred Stock at an effective per share purchase price of $1.16.

B.
On January 18, 2017, in connection with the issuance of the convertible promissory notes described in (1)A above, we issued warrants to the investors to purchase 1,591,864 shares of our Series B Preferred Stock at an exercise price of $1.16 per share. An aggregate of $1.4 million of the loans advanced by the investors was allocated to the purchase price for the warrants. Immediately prior to the completion of this offering, these warrants will become exercisable for up to 64,465 shares of our common stock, at an exercise price of $28.65 per share. The holders of these warrants are not obligated to exercise the warrants in connection with this offering.

C.
On March 31, 2017, in connection with a $15.0 million term loan facility we entered into with Hercules Capital, Inc., we issued warrants to Hercules Technology II, L.P. to purchase 387,932 shares of our Series B Preferred Stock at an exercise price of $1.16 per share. An aggregate of $0.3 million of the term loan was allocated to the purchase price for the warrants. Immediately prior to the completion of this offering, these warrants will become exercisable for up to 15,712 shares of our common stock, at an exercise price of $28.65 per share. The holders of these warrants are not obligated to exercise the warrants in connection with this offering.

D.
On April 26, 2018, in connection with the closing of an $8.0 million term loan under our $14.0 million debt financing transaction with MidCap Financial, we issued warrants to MidCap

    Financial Trust to purchase 206,897 shares of our Series B Preferred Stock at an exercise price of $1.16 per share. An aggregate of $0.2 million of the term loan was allocated to the purchase price for the warrants. Immediately prior to the completion of this offering, these warrants will become exercisable for up to 8,379 shares of our common stock, at an exercise price of $28.65 per share. The holders of these warrants are not obligated to exercise the warrants in connection with this offering.

  E.
  On October 23, 2017, we issued an aggregate of 12,931,034 shares of our Series B Preferred Stock to Pacira Pharmaceuticals, Inc. at a price per share of $1.16, for aggregate consideration of $15.0 million. These shares will automatically convert into 523,735 shares of our common stock immediately prior to the completion of this offering.

  F.
  On March 23, 2018, we issued an aggregate of 431,034 shares of our Series B Preferred Stock to ProMedica Health System, Inc. at a price per share of $1.16, for aggregate consideration of $0.5 million. These shares will automatically convert into 17,457 shares of our common stock immediately prior to the completion of this offering.

  G.
  On April 13, 2018, we issued an aggregate of 431,034 shares of our Series B Preferred Stock to Checkmate Strategic Capital 1, LLC at a price per share of $1.16, for aggregate consideration of $0.5 million. These shares will automatically convert into 17,457 shares of our common stock immediately prior to the completion of this offering.

  H.
  On April 27, 2018, we issued an aggregate of 432,000 shares of our Series B Preferred Stock to George DeNoto III, MD at a price per share of $1.16, for aggregate consideration of $0.5 million. These shares will automatically convert into 17,496 shares of our common stock immediately prior to the completion of this offering.

  I.
  On November 20, 2018, we issued an aggregate of 1,781,967 shares of our Series B Preferred Stock to investors at a price per share of $1.16, for aggregate consideration of $2.1 million. These shares will automatically convert into 72,170 shares of our common stock immediately prior to the completion of this offering.

  J.
  On December 31, 2018, we issued an aggregate of 531,034 shares of our Series B Preferred Stock to investors at a price per share of $1.16, for aggregate consideration of $0.6 million. These shares will automatically convert into 21,504 shares of our common stock immediately prior to the completion of this offering.

  K.
  On January 31, 2019, we issued an aggregate of 431,034 shares of our Series B Preferred Stock to Promedica Health Systems, Inc. at a price per share of $1.16, for aggregate consideration of $0.5 million.These shares will automatically convert into 17,457 shares of our common stock immediately prior to the completion of this offering.

  L.
  On June 28, 2019, we issued an aggregate of 10,123,480 shares of our Series B Preferred Stock to holders of our preferred stock at a price per share of $1.16, for aggregate consideration of $11.7 million. These shares will automatically convert into 410,411 shares of our common stock immediately prior to the completion of this offering.

  M.
  On July 31, 2019, we issued an aggregate of 1,463,959 shares of our Series B Preferred Stock to holders of our preferred stock at a price per share of $1.16, for aggregate consideration of $1.7 million. These shares will automatically convert into 59,283 shares of our common stock immediately prior to the completion of this offering.

  N.
  On August 30, 2019, we issued an aggregate of 509,483 shares of our Series B Preferred Stock to investors at a price per share of $1.16, for aggregate consideration of $0.6 million. These shares will automatically convert into 20,632 shares of our common stock immediately prior to the completion of this offering.

2.
Equity Awards.

A.
Since January 1, 2016, we have granted stock options to employees, officers, directors and consultants, covering an aggregate of 375,658 shares of our common stock, having exercise prices of $5.93 and $10.62 per share, in connection with services provided to us by such parties.

B.
Since January 1, 2016, we have issued an aggregate of 5,738 shares of our common stock to employees, officers, directors and consultants upon their exercise of stock options, for aggregate cash consideration of approximately $32,847.

Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 16.    Exhibits and Financial Statement Schedules.

a.
Exhibits.    See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

b.
Financial statement schedule.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number		Exhibit Description
1.1	††	Form of Underwriting Agreement
3.1	††	Third Amended and Restated Certificate of Incorporation, as currently in effect
3.2	††	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation
3.3		Form of Fourth Amended and Restated Certificate of Incorporation, to be effective immediately prior to the completion of this offering
3.4	††	Amended and Restated Bylaws, as currently in effect
3.5		Form of Second Amended and Restated Bylaws, to be effective immediately prior to the completion of this offering
4.1	††	Specimen Common Stock Certificate of Registrant
4.2	††	Amended and Restated Investors' Rights Agreement
4.3	††	First Amendment and Joinder to Amended and Restated Investor Rights Agreement
4.4	††	Amended and Restated Stockholders Agreement
4.5	††	First Amendment and Joinder to Amended and Restated Stockholders Agreement
4.6	††	Form of Preferred Stock Purchase Warrant issued by the Registrant to certain investors
4.7	††	Warrant Agreement to Purchase Shares of Preferred Stock in favor of Hercules Capital, Inc., dated March 31, 2017
4.8	††	Warrant to Purchase Stock in favor of MidCap Funding XXVIII Trust, dated April 26, 2018
5.1	††	Opinion of Pepper Hamilton LLP
10.1	+††	Form of Indemnification Agreement by and between the Registrant and its individual directors and officers
10.2	+††	TELA Bio, Inc. 2012 Stock Incentive Plan
10.3	+††	Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan
10.4	+††	Second Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan
10.5	+††	Third Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan
10.6	+††	Fourth Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan

Exhibit Number		Exhibit Description
10.7	+††	Fifth Amendment to the TELA Bio, Inc. 2012 Stock Incentive Plan
10.8	+††	Form of Incentive Stock Option Agreement pursuant to 2012 Stock Incentive Plan
10.9	+††	Form of Nonstatutory Stock Option Agreement pursuant to 2012 Stock Incentive Plan
10.10	+††	TELA Bio, Inc. 2019 Equity Incentive Plan
10.11	+††	Form of TELA Bio, Inc. 2019 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement
10.12	+††	TELA Bio, Inc. 2019 Employee Stock Purchase Plan
10.13	+††	TELA Bio, Inc. Non-Employee Director Compensation Policy
10.14	+††	Employment Agreement, dated December 3, 2012, by and between Registrant and Antony Koblish
10.15	+††	Amendment to Employment Agreement, dated April 11, 2013, by and between Registrant and Antony Koblish
10.16	+††	Amended and Restated Employment Agreement, dated October 25, 2019, by and between Registrant and Antony Koblish
10.17	+††	Amended and Restated Employment Agreement, dated January 29, 2013, by and between Registrant and Maarten Persenaire, M.D.
10.18	+††	Amendment to Amended and Restated Employment Agreement, dated April 11, 2013, by and between Registrant and Maarten Persenaire, M.D.
10.19	+††	Amended and Restated Employment Agreement, dated October 25, 2019, by and between Registrant and Maarten Persenaire, M.D.
10.20	+††	Employment Agreement, dated December 16, 2016, by and between Registrant and Skott Greenhalgh
10.21	+††	Amended and Restated Employment Agreement, dated October 25, 2019, by and between Registrant and Skott Greenhalgh
10.22	††	Credit Agreement, dated November 16, 2018, by and between Registrant and OrbiMed Royalty Opportunities II, LP
10.23	*††	Second Amended and Restated License, Product Development and Supply Umbrella Agreement, dated July 16, 2015, by and between the Registrant and Aroa Biosurgery Ltd.
10.24	*††	Amendment to Second Amended and Restated License, Product Development and Supply Umbrella Agreement, dated November 26, 2015, by and between the Registrant and Aroa Biosurgery Ltd.
10.25	*††	Addendum to Second Amended and Restated License, Product Development and Supply Umbrella Agreement, dated January 3, 2019, by and between the Registrant and Aroa Biosurgery Ltd.
10.26	††	Lease between Registrant and Liberty Property Limited Partnership, dated January 31, 2013
10.27	††	First Amendment to Lease between Registrant and Liberty Property Limited Partnership, dated June 19, 2014
10.28	††	Second Amendment to Lease between Registrant and WPT Land 2 LP (as successor in interest to Liberty Property Limited Partnership), dated January 17, 2018

Exhibit Number		Exhibit Description
10.29	+††	Stock Restriction Agreement, dated December 3, 2012, by and between the Registrant and Antony Koblish
10.30	+††	Stock Restriction Agreement, dated December 3, 2012, by and between the Registrant and Maarten Persenaire
10.31	+††	Amended and Restated Employment Agreement, dated October 25, 2019, by and between Registrant and Nora Brennan
21.1	††	Subsidiaries of the Registrant
23.1	††	Consent of KPMG LLP, an Independent Registered Public Accounting Firm
23.2	††	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1	††	Power of Attorney (included on the signature pages to this registration statement)
99.1	††	Consent of Federica O'Brien to be named as director.

+
Indicates management contract or compensatory plan.
*
Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
††
Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Malvern, Commonwealth of Pennsylvania, on the 5th day of November, 2019.

TELA BIO, INC.
By:	/s/ ANTONY KOBLISH Name: Antony Koblish Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTONY KOBLISH Antony Koblish	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2019
/s/ NORA BRENNAN Nora Brennan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2019
* Kurt Azarbarzin	Chairman, Board of Directors	November 5, 2019
* Vince Burgess	Director	November 5, 2019
* Ronald Ellis	Director	November 5, 2019
* Ashley Friedman	Director	November 5, 2019

Signature	Title	Date

* Adele Oliva	Director	November 5, 2019
* Matt Zuga	Director	November 5, 2019

*By:	/s/ ANTONY KOBLISH Antony Koblish Attorney-in-Fact

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
Exhibit Index